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                                                                    Exhibit 10.8
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


                  This Employment and Non-Competition Agreement (the "Agreement") is dated as of November 19, 1999, and is entered into among AMN Holdings, Inc., a Delaware corporation (the "Company"), AMN Acquisition Corp. ("Buyer") and STEVEN C. FRANCIS (the "Employee").

                  WHEREAS, the Employee is co-trustee of the Francis Family Trust, which is a party to the Acquisition Agreement dated as of October 1, 1999 (the "Acquisition Agreement") by and among the Company, AMN Healthcare, Inc. ("Healthcare"), Buyer and certain other Sellers, including the Francis Family Trust;

                  WHEREAS, following the transaction contemplated by the Acquisition Agreement, the Buyer will own approximately 93.5% of the issued and outstanding common stock of the Company, the Francis Family Trust will own approximately 5.2% of such common stock and Olympus Growth Fund II, L.P. will own the balance of the common stock;

                  WHEREAS, this Agreement shall become effective only upon and as of the date of the closing of the transaction contemplated by the Acquisition Agreement (the "Closing Date");

                  WHEREAS, the Company recognizes the value of the Employee's experience and skills to the growth and success of the Company and desires to assure the Company of the Employee's employment and to compensate the Employee therefor; and

                  WHEREAS, the Employee is willing to commit to serve the Company on the terms and conditions herein provided;

                  NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                     Employment, Duties and Responsibilities

                  1.01. Employment. The Employee shall serve as President and Chief Executive Officer of the Company, effective as of the Closing Date. Employee hereby accepts such employment. The Company and the Buyer shall use their reasonable efforts to cause the Employee to be elected as a Director on the

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Company's Board of Directors for so long as he shall serve as the Chief
Executive Officer of the Company, which reasonable efforts shall include, in the case of the Company, nominating Employee for election as a Director, and in the case of the Buyer, voting all shares of Common Stock of the Company in favor of Employee's election as a Director. Employee agrees to devote not less than ninety percent (90%) of his time, energy and skill to the business interests of the Company and shall be able to devote the remaining ten percent (10%) of his time, energy and skill to charitable work of his choosing.

                  1.02. Duties and Responsibilities. Employee shall have such duties and responsibilities as the Board of Directors may from time to time, reasonably require, consistent with services customarily incident to such office and the position of President and Chief Executive Officer, including, but not limited to, providing the Board of Directors with monthly financial statements and a summary of material developments written by the Employee or the chief financial officer of the Company. During the Term, the Employee shall report solely and directly to the Board of Directors of the Company.

                                   ARTICLE II

                                      Term

                  2.01. Term. The term of this Agreement (the "Term") shall commence on the Closing Date and shall continue until December 31, 2003, unless terminated earlier as provided in Article V. The Term shall be automatically extended for additional periods of one year each unless either party gives at least 90 days prior written notice to the other of the intention to terminate the Employee's employment hereunder at the end of the then current Term.

                                   ARTICLE III

                            Compensation and Expenses

                  3.01. Salary, Incentive Awards and Benefits. As compensation and consideration for the performance by Employee of his obligations under this Agreement, Employee shall be entitled, during the Term, to the following (subject, in each case, to the provisions of Article V hereof):

                  (a) Salary. From the Closing Date, the Company shall pay Employee base salary at the annual rate of $300,000 (the "Base Salary"), payable in accordance with the normal payroll practices of the Company and subject to such withholding and other normal employee deductions as may be required by law. The Base Salary shall be reviewed no less frequently than annually during the Term for

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increase in the discretion of the Board. The Base Salary shall not be decreased at any time, or for any purpose, during the Term (including, without limitation, for the purpose of determining the benefits due under Article V).

                  (b) Bonus Amount. The Employee shall receive an incentive bonus award of $50,000 for 1999. The Employee shall be eligible during each complete fiscal year within the Term for an annual bonus under and in accordance with the terms of the Company's Senior Management Bonus Plan (the "Bonus Plan"), beginning in the Company's 2000 fiscal year, which plan shall be implemented by the Board, after prior consultation with Employee. The Bonus Plan will provide for a graduated bonus depending upon achievement of between 95% and 110% of target EBITDA (as defined therein) for each fiscal year and that, if the Company shall achieve 100% of target EBITDA for a given fiscal year, Employee's bonus amount will be 50% of his base salary; provided, however, that except as provided in Sections 5.02 and 5.03, the Employee shall only be paid such annual bonus amount if he is employed by the Company on the date set for payment of such annual bonuses granted to the employees of the Company under the Bonus Plan, provided that such date for payment of any Bonus Amount accrued in respect of a particular fiscal year shall be prior to the last day of the third month following the end of such fiscal year. The determination of the date of such payment to such Employee shall be in the Board of Directors' sole discretion subject to the preceding proviso.

                  (c) Benefits. Employee shall be eligible to participate in such life insurance, 401(k), health, disability and major medical insurance benefits, stock option plans and such other employee benefit plans and programs for the benefit of senior management employees of the Company, as may be maintained from time to time during the Term, in each case subject to the terms and provisions of such plan or program. Notwithstanding anything herein to the contrary, the Company shall continue the benefits program in effect at the time of the Closing of the transaction described in the Acquisition Agreement, with such periodic changes (including terminations or substitutions) as are approved by the Board of Directors after prior consultation with Employee.

                  (d) Paid Time Off. Employee shall be entitled to 30 days of paid time off during each annual period of the Term to be taken at his reasonable discretion, in a manner consistent with his obligations to the Company under this Agreement. The accrual and vesting of such paid time off shall be subject to the Company's policy on paid time off as in effect from time to time.

                  (e) Stock Options. Employee will be granted on the Closing Date options to purchase Common Stock of the Company in accordance with the stock option plans and agreements attached hereto as Exhibits A and B (the "Option Plans and Agreements").

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                  3.02. Business Expenses. During the Term, the Company will reimburse Employee for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time.

                  3.03. Travel. The Company shall provide Employee with first class travel and accommodations for all travel undertaken solely for Company purposes.

                                   ARTICLE IV

                                Exclusivity, Etc.

                  4.01. Exclusivity; Non-Competition; Non-Solicitation. Employee agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Employee agrees that he will devote not less than ninety percent (90%) of his time, energy and skill to the business of the Company throughout the Term and shall be able to devote the remaining ten percent (10%) of his time, energy and skill to charitable work of his choosing. Employee also agrees that during the Term and for a period of two years thereafter (the "Coverage Period") he will not engage in, consult with, participate in, hold a position as shareholder, director, officer, consultant, employee, partner or investor, or otherwise assist any business entity (a) in any State of the United States of America or (b) in any other country in which the Company has business activities, in either case, that is engaged in any activities which are competitive with the business of providing healthcare or other personnel on a temporary basis to hospitals, healthcare facilities or other similar entities and any and all business activities reasonably related thereto in which the Company or any of its divisions, subsidiaries or affiliates are currently engaged or are engaged during the Term or which are planned by the Company or its divisions, subsidiaries or affiliates at the end of such Term. In addition, the Employee agrees that during the Coverage Period, he shall not solicit, attempt to solicit or endeavor to entice away from the Company any person who, at any time during the Term, was a traveling nurse or other healthcare professional, employee, customer or client of the Company.

                  4.02. Confidential and Proprietary Information. Employee agrees that he will not, at any time, make use of or divulge to any other person, firm or corporation any confidential or proprietary information concerning the business or policies of the Company or any of its subsidiaries, divisions or affiliates. For purposes of this Agreement, any confidential information shall constitute any information designated as confidential or proprietary by the Company or otherwise known by the Employee to be confidential or proprietary information including, without limitation, customer information. Employee acknowledges and agrees that for purposes of this Agreement, "customer information" includes without limitation,

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customer lists, all lists of professional personnel, names, addresses, phone numbers, contact persons, preferences, pricing arrangements, requirements and practices. Employee's obligation under this Section 4.02 shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Employee; or (iii) is hereafter disclosed to Employee by a third party not under an obligation of confidence to the Company. Employee agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential or proprietary information. Employee recognizes that all such information, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Employee shall forthwith deliver to the Company all such confidential or proprietary information, including without limitation all lists of customers, pricing methods, financial structures, correspondence, accounts, records and any other documents, computer disks, computer programs, software, laptops, modems or property made or held by him or under his control in relation to the business or affairs of the Company or any of its divisions, subsidiaries or affiliates, and no copy of any such confidential or proprietary information shall be retained by him.

                  4.03. Validity of Article IV. The covenants of the Employee contained in Article IV hereof shall each be construed as an agreement independent of any other provisions in this Agreement. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Article IV is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties hereto. It is the intention of both parties to make the covenants of this Article IV binding only to the extent that it may be lawfully done under existing applicable laws. If the scope of any covenant is too broad to permit enforcement of such covenant to its full extent then such covenant shall be enforced to the maximum extent permitted by law, and Employee hereby agrees that such scope may be so judicially modified and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. Termination of this Agreement for any of the reasons set forth in Article V of this Agreement shall not constitute a breach of this Agreement by the Company and the provisions of this Article IV shall survive any such termination.

                  4.04. Injunctive Relief. The Employee acknowledges that the provisions of this Article IV are essential to the Company, that the Company would not enter into this Agreement if it did not include the covenant not to compete and confidentiality covenants in Article IV and that damages sustained by the Company as a result of a breach of the covenant not to compete and confidentiality covenants cannot be adequately remedied by damages, and the Employee agrees that the

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Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Article IV.

                                    ARTICLE V

                                   Termination

                  5.01. Termination by Company for Cause; Voluntary Termination. The Company shall have the right to terminate Employee's employment under this Agreement at any time for "Cause." For purposes of this Agreement, "Cause" for termination of the Employee shall mean (a) Employee's failure to perform in any material respect his duties under this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the Employee's issuance of a notice of termination for Good Reason), (b) the engaging by Employee in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (c) the commission by Employee of an act of fraud or embezzlement against the Company or any of its affiliates, (d) the conviction of Employee of a crime which constitutes a felony or a pleading of guilty or nolo contendre with respect to a crime which constitutes a felony; or
(e) Employee's breach in any material respect of the provisions of this Agreement, provided, however, that in the case of (a), (b) or (e), the Company shall furnish Employee with at least twenty (20) business days prior written notice of such failure or breach and allow Employee twenty (20) business days after receipt of such notice to cure such failure or breach, if such breach or failure is curable in such period. If the Company terminates Employee's employment under the Agreement for "Cause," the Company shall pay Employee any earned but unpaid Base Salary. In such event, the Company shall have no obligation to pay the Employee any bonus amount upon termination of this Agreement. In addition, any stock options that are held by Employee that are unvested at the date of termination automatically shall be canceled.

                  In the event that the Employee terminates his employment with the Company on his own initiative (other than by death, for Disability (as defined below), for Good Reason, or within 90 days following a Change of Control), he shall have the same entitlements as provided above in the case of a termination by the Company for Cause. A voluntary termination under this Section
5.01 shall be effective upon written notice to the Company and shall not be deemed a breach of this Agreement.

                  5.02. Termination by Company Without Cause; Death; Disability. If (a) the Company terminates Employee's employment under the Agreement other than pursuant to Section 5.01 (including by reason of Employee's "Disability") (defined as a disability which prevents him from substantially performing his duties under this Agreement for a period of at least 90 consecutive days, or 180 days non-consecutive days within any 365-day period), or (b) the Employee's employment terminates due to

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the Employee's death, the Employee (or his estate, if applicable) shall be entitled to any earned but unpaid Base Salary, plus an immediate lump sum severance payment in cash equal to Employee's salary for two years. In addition, the Employee will be entitled to receive the bonus amount for the Company's fiscal year in which such termination occurs, which is provided under the Bonus Plan formula for such fiscal year, based on actual results for the year as if Employee had remained in the employ of the Company through the end of such fiscal year, and otherwise payable in accordance with the Bonus Plan. Treatment of stock options shall be governed by the terms of the relevant stock option plans and related stock option agreements.

                  5.03. Termination by Employee for Good Reason. The Employee may resign with "Good Reason" upon (i) a breach by the Company in any material respect of any of the affirmative or negative covenants or other agreements contained in this Agreement, (ii) the relocation of Employee's work space to any location more than thirty (30) miles from its current location in San Diego, CA;
(iii) any reduction in the Employee's title; (iv) any material diminution in the nature of Employee's responsibilities or (v) the failure of the Company or its stockholders to maintain Employee as a member of the Board of Directors of the Company; provided, however, in the case of (i), (iii), (iv) and (v) the Employee shall furnish the Company with at least twenty (20) business days' prior written notice of such breach or change and allow the Company twenty (20) business days after receipt of such notice to cure such breach or change. In addition, a resignation by the Employee for any reason or no reason within 90 days following a "Change in Control" (as defined below) shall be treated as a resignation with Good Reason. If the Employee resigns for Good Reason, the Employee shall be treated as if he had been terminated by the Company without Cause and shall have the same entitlements as set forth in Section 5.02.

                  For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events: (a) any "person", (other than HWH Capital Partners, L.P. or any of its affiliates) as "person" is currently used in Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), becomes a "beneficial owner," as such term is currently used in Rule 13d-3 promulgated under the 1934 Act, of more than 50% of the voting securities of the Company; (b) a majority of the Board consists of individuals other than the Incumbent Directors, which term means the members of the Board on the Closing Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by (i) two-thirds of the directors who then comprised the Incumbent Directors or (ii) HWH Capital Partners L.P. or any of its affiliates, shall be considered to be an Incumbent Director; (c) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction or series of transactions (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction or series of transactions beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, more than 50% of the voting securities or other ownership interests of the entity or entities, if any, that

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succeed to the business of the Company); or (d) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting securities of the combined company.

                  5.04. Mutual Termination. The Employee and the Company may agree at any time in a writing signed by both parties to terminate this Agreement.

                  5.05. No Other Obligations. Except for the obligations of the Company set forth above, the Company shall have no further obligations to the Employee under this Agreement upon his termination of employment, including upon expiration of the Term hereof, other than as required by applicable law or as are generally applicable to former employees of the Company under the terms of the Company's benefit plans and policies.

                  5.06. Subordination of Severance and Bonus Amount Rights. Notwithstanding any other provision of this Agreement, Employee agrees that if the Company is in default with respect to the financial covenants contained in any credit facility at the time any payment is due to Employee by reason of termination of this Agreement or if the payment thereof will cause the Company to be in default with respect to such covenants, the Company may defer such payment until the earlier of the date that the Company's debt obligations under such credit facility (and any substitute therefor) have been paid in full or such default shall no longer be continuing. The Company agrees to use its commercially reasonable efforts (taking into account the interest of the Company as a whole) to seek a waiver of any such covenants to permit payments to the Employee hereunder.

                                   ARTICLE VI

                  6.01.    Excise Tax Payments.

                  (a) Subject to the provisions of Section 6.01(c) hereof, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to the Employee or for his benefit paid or payable or distributed or distributable in connection with this Agreement or in connection with, or arising out of, his employment with the Company or the termination thereof (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor to such Section) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all income, employment, excise and other taxes (including any interest and penalties, other than interest and penalties imposed by

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reason of the Employee's failure to file timely a tax return or pay taxes shown due on his return) imposed with respect to the Excise Tax, including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the five largest accounting firms in the United States and which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Employee within 15 business days following the date of termination if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 6(b) shall be paid (subject to the provisions of Section 6.01(c) hereof) by the Company to the Employee no later than the earlier of (i) 15 business days following the receipt of the Accounting Firm's determination or
(ii) 15 business days preceding the date the Excise Tax becomes payable. The Determination shall be binding, final and conclusive upon the Company and the Employee. The parties hereto shall cooperate with each other in connection with any proceeding or claim under this Section 6.01 relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such proceeding or claim (including attorneys' fees and other expenses incurred by the Employee in connection therewith) shall be paid (subject to the provisions of Section 6.01(c) hereof) by the Company promptly upon demand by the Employee, and any such payment shall be subject to gross-up under this Section 6.01 in the event that the Employee is subject to Excise Tax on it.

                  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to Section 6.01(a) above (the "Underpayment") or an amount greater than the Company should have paid pursuant to Section 6.01(a) above (the "Overpayment"). In the event that it is finally determined that an Underpayment exists and the Employee is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid (subject to the provisions of Section 6.01(c) hereof) by the Company to the Employee or for his benefit. In the event that it is finally determined that an Overpayment exists and the Company paid a Gross-Up Payment to the Employee which allowed the Employee to retain an amount in excess of the Excise Tax, the Overpayment shall be promptly reimbursed by the Employee to the Company.

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                  (c) Notwithstanding anything contained in this Agreement to the contrary, a Gross-Up Payment and expenses related thereto, as described in
Section 6.01(b) hereof, shall only be paid to the Employee if any Excise Tax arises pursuant to a Change in Control event which causes vesting of options pursuant to the terms of such option agreements as a result of the payment to HWP of proceeds in cash or marketable securities which equals or exceeds three
(3) times HWP's aggregate investment in the Company.

                                   ARTICLE VII

                                  Miscellaneous

                  7.01.    Benefit of Agreement; Assignment; Beneficiary.

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees to the extent of any payments due in respect of the Employee hereunder.

                  (b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  7.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to the principal business office of the Company, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Employee; and (b) in the case of Employee, to such address as Employee shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

                  7.03. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee's employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. Employee agrees that the Employment and Non-Competition Agreement dated December 5, 1997, between


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AMN Healthcare, Inc. and Employee shall be deemed terminated upon execution of this Agreement, provided that such termination shall not trigger any payments to Employee or any severance, other than as provided in this Agreement. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

                  7.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

                  7.05. Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  7.06. Expenses of Litigation. If any proceeding is brought by a party to this Agreement or its successors or assigns for the enforcement of this Agreement, or as a result of any alleged dispute, breach, default or misrepresentation by any other party of any of the provisions of the Agreement, the party which is successful in such proceeding shall be entitled to recover its reasonable attorneys' fees and other costs incurred in pursuing such proceeding, in addition to such other relief to which it may be entitled.

                  7.07. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without reference to the principles of conflict of laws.

                  7.08. Venue. Each of the parties consents and submits to the jurisdiction of the state and federal courts located in the County of San Diego, State of California in connection with any suits or other actions arising between the parties under this Agreement, and consents and waives any objections to the venue of such action or proceeding in the state or federal courts located in the County of San Diego, State of California.

                  7.09. Survivorship. The respective rights and obligations of the parties under this Agreement, including, without limitation, Article IV shall survive any termination of this Agreement to the extent necessary to effect the intended preservation of such rights and obligations.

                  7.10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

                  7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the Company, Buyer and Employee have duly executed this Agreement as of the date first above written.

                          AMN HOLDINGS, INC.


                          By: /s/ Diane K. Stumph
                             ____________________________
                               Name:  Diane K. Stumph
                               Title: Senior Vice President, Finance & CFO


                          AMN ACQUISITION CORP.



                          By: /s/ Robert B. Haas
                             ____________________________
                               Name:  Robert B. Haas
                               Title:    President and Treasurer




                          EMPLOYEE


                              /s/ Steven C. Francis
                             ____________________________
                               Steven C. Francis



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